EXHIBIT 99.1

Aspen Aerogels, Inc. Reports Fourth Quarter and Full Year 2025 Financial Results and Recent Business Highlights

$158.6 million year-end cash balance; $37.6 million GM commercial settlement payment expected in Q1 2026
North Sea subsea pipeline award and continued European OEM program progress
Initiated a strategic review to strengthen long-term competitive positioning

NORTHBOROUGH, Mass., Feb. 25, 2026 (GLOBE NEWSWIRE) -- Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the “Company”), a technology leader in sustainability and electrification solutions, today announced financial results for the fourth quarter and full year 2025 and discussed recent business developments.

Fourth Quarter 2025 Results
Total revenue for the fourth quarter of 2025 was $41.3 million, compared to $123.1 million in the prior year period. Thermal barrier segment revenue was $16.1 million, compared to $70.0 million in the prior year period, reflecting a significant reduction in customer demand following changes in regulatory frameworks and incentive programs. Energy Industrial segment revenue was $25.3 million, compared to $53.1 million in the prior year period.

Net loss was $72.9 million, compared to net income of $11.4 million in the prior year period. Results for the fourth quarter of 2025 included restructuring and demobilization costs, loss on disposal of property, plant and equipment, impairment charges, and accelerated depreciation related to reassessed capacity. Excluding these items, adjusted net loss was $27.7 million.

Net loss per share was $0.88, compared to a net income per share of $0.14 in the prior year period. Excluding the items described above, adjusted net loss per share was $0.34.

Adjusted EBITDA was $(18.0) million, compared to $22.7 million in the prior year period.

Full Year 2025 Results
Total revenue for the full year 2025 was $271.1 million, compared to $452.7 million in the prior year. Thermal barrier segment revenue was $168.9 million, compared to $306.8 million in the prior year, reflecting a significant reduction in customer demand following changes in regulatory frameworks and incentive programs. Energy Industrial segment revenue was $102.2 million, compared to $145.9 million in the prior year.

Net loss was $389.6 million, compared to a net income of $13.4 million in the prior year. Results for 2025 included a $291.2 million impairment charge related to the previously planned Statesboro Plant, as well as restructuring and demobilization costs, accelerated depreciation, and loss on disposal of property, plant and equipment. Excluding these items, adjusted net loss was $40.5 million.

Net loss per share was $4.73, compared to a net income per share of $0.17 in the prior year. Excluding the items described above, adjusted net loss per share was $0.49.

Adjusted EBITDA was $2.9 million, compared to $89.9 million in the prior year.

A reconciliation of GAAP financial results to non-GAAP financial results is provided in the financial schedules that are part of this press release. An explanation of these non-GAAP financial measures is also included below under the heading “Non-GAAP Financial Measures.”

Liquidity and Capital Resources

  Ended the year with cash, cash equivalents, and restricted cash of $158.6 million, compared to $152.4 million at the end of the third quarter, reflecting disciplined cash management
  Generated $16.1 million of cash from operating activities in the fourth quarter of 2025, driven by working capital initiatives
  Expect to receive approximately $37.6 million in the first quarter of 2026 from General Motors related to a commercial settlement associated with prior EV capacity adjustments
  Executed a non-binding letter of intent for the sale of assets from the demobilized Statesboro, Georgia facility after receiving multiple offers and expect to complete the transaction during 2026

Commercial Developments

  Confirmed that the EV customer award announced in the fourth quarter of 2025 relates to Volvo Cars, expanding Aspen’s European OEM relationships; anticipating additional awards in 2026
  Awarded a North Sea subsea pipeline project with expected delivery in the third quarter of 2026

Strategic Review to Support Long-Term Value Creation
Aspen has initiated a strategic review to evaluate opportunities to strengthen its long-term competitive position. As part of this review, the Company will assess a broad range of potential actions to ensure it is appropriately structured and positioned to execute its priorities and create shareholder value.

The Company has engaged Piper Sandler & Co. as its exclusive financial advisor to assist with the review.

“We have initiated a review to evaluate our commercial growth plans and to optimize our capital structure,” said Don Young, President and CEO. “This review is being conducted from a position of financial strength and operational progress. Our focus is clear — to ensure the company’s strategy, capital allocation, and asset base are aligned to maximize value creation.”

There can be no assurance that this review will result in any transaction or other strategic action. The Company has not established a deadline or timetable for the completion of this review and does not intend to provide updates or to comment on developments related to this review until further disclosure is appropriate or required by law.

Financial Outlook

Aspen issues its financial outlook as follows:

  Q1 2026 revenue is expected to range between $35 million and $40 million
  Q1 2026 Net loss is expected to range between $20 million and $23 million
  Q1 2026 Net loss per share is expected to range between $0.24 and $0.28
  Q1 2026 Adjusted EBITDA is expected to range between $(10) million and $(13) million
  FY 2026 Capital Expenditures are expected to be less than $10 million

Grant Thoele, Chief Financial Officer and Treasurer, noted, “2025 was a transitional year for Aspen. North American EV production levels decreased in response to evolving regulatory frameworks and end-market demand, while Energy Industrial results were weighted toward maintenance activity, with fewer large project awards. In response, we reduced our fixed cost structure by more than $75 million. Through disciplined cash management, the expected proceeds from our signed GM agreement, and the planned monetization of Statesboro assets, we expect to further strengthen our balance sheet and increase our net cash position. This financial foundation supports our strategic review and enables optionality as we evaluate the best path to position Aspen for long-term growth.”

Thoele added, “As we begin 2026, our outlook reflects continued softness in thermal barrier volumes as EV demand finds a floor at lower production levels. From this base, supported by project momentum in our Energy Industrial segment, we expect topline growth going forward, with improving profitability driven by our leaner cost structure and disciplined execution.”

The Company's Q1 2026 outlook assumes depreciation and amortization of $5.0 million, stock-based compensation expense of $2.5 million, net interest expense of $2.5 million, and diluted weighted average shares outstanding of 82.7 million for the quarter.

A reconciliation of net loss to non-GAAP Adjusted EBITDA for the financial outlook is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading “Non-GAAP Financial Measures.”

Aspen may incur, among other items, additional charges, realize gains or losses, incur financing costs or interest expense, or experience other events in 2026, including those related to supply chain disruptions, or further cost inflation, that could cause actual results to vary materially from this outlook. See Special Note Regarding Forward-Looking and Cautionary Statements below.

Conference Call and Webcast Notification
A conference call with Aspen management to discuss fourth quarter and full year 2025 results and recent business developments will be held Wednesday, February 25, 2026, at 8:30 a.m. EST. During the call, management will respond to questions concerning, but not limited to, Aspen's financial performance, business conditions, and financial outlook. Management's discussion and responses could contain information that has not been previously disclosed.

Shareholders and other interested parties may call +1 (404) 975-4839 (domestic) or +1 (929) 526-1599 (international) and reference conference ID “539718” to participate in the conference call. In addition, the conference call and an accompanying slide presentation will be available live as a listen-only webcast hosted at the Investors section of Aspen's website, www.aerogel.com.

Following the live event, an archived version of the webcast will be available on Aspen's website for convenient on-demand replay for at least a year. A copy of this press release is posted in the Investors section on Aspen's website.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States of America ("GAAP"), Aspen provides additional financial metrics that are not prepared in accordance with GAAP ("non-GAAP"). The non-GAAP financial measures included in this press release are Adjusted EBITDA, adjusted net loss and adjusted net loss per share. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of Aspen's core operating performance. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen's annual operating budget, (ii) to allocate resources to enhance the financial performance of its business, and (iii) as a performance measure under its bonus plan.

Management believes that these non-GAAP financial measures reflect Aspen's ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as it excludes expenses and gains not reflective of Aspen's ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating Aspen's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measures do not replace the presentation of Aspen's GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen's financial results presented in accordance with GAAP. In this press release, Aspen has provided a reconciliation of Adjusted EBITDA to net income (loss), adjusted net loss to net loss and adjusted net loss per share to net loss per share, in each case to the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen's financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

About Aspen Aerogels, Inc.
Aspen is a technology leader in sustainability and electrification solutions. The Company's aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen's PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle ("EV") market. The Company's Cryogel® and Pyrogel® products are valued by the world's largest energy infrastructure companies. Aspen's strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Aspen is headquartered in Northborough, Mass. For more information, please visit www.aerogel.com.

Special Note Regarding Forward-Looking and Cautionary Statements
This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen’s financial outlook. These statements are not historical facts but rather are based on Aspen’s current expectations, estimates and projections regarding Aspen's business, operations and other factors relating thereto, including with respect to Aspen’s financial outlook. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," "outlook," “assumes,” “targets,” “opportunity,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen’s beliefs and expectations about capacity, revenue, revenue capacity, backlog, costs, expenses, profitability, cash flow, gross profit, gross margin, operating margin, net income (loss), Adjusted EBITDA, adjusted net loss, adjusted net loss per share and related increases, decreases, trends or timing, including with respect to Aspen’s beliefs and expectations about the EV market and how it may enable a path to profitability; Aspen’s target revenue capacity and gross margins; Aspen’s expectations related to the strategic review process, including the completion of such a process as well as the timetable related to such process; Aspen’s expectation to receive approximately $37.6 million in the first quarter of 2026 from General Motors related to a commercial settlement; Aspen’s efforts to use of its external manufacturing facility to meet customer demand; current or future trends in the energy, energy infrastructure, chemical and refinery, LNG, sustainable building materials, EV thermal barrier, EV battery materials or other markets and the impact of these trends on Aspen’s business; the strength, effectiveness, productivity, costs, profitability or other fundamentals of Aspen’s business; beliefs about the role of Aspen’s technology and opportunities in the EV market; beliefs about Aspen’s ability to provide and deliver products and services to EV customers; beliefs about content per vehicle, revenue, costs, expenses, profitability, investments or cash flow associated with Aspen’s EV opportunities, including the EV thermal barrier business; and the performance and market acceptance of Aspen’s products. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: inability to successfully complete a strategic review process in a timely manner and further strengthen the Company’s long-term positioning; inability to execute Aspen’s growth plan, the right of EV thermal barrier customers to cancel contracts with Aspen at any time and without penalty; any costs, expenses, or investments incurred by Aspen in excess of projections used to develop pricing under the contracts with EV thermal barrier customers; Aspen’s inability to create customer or market opportunities for its products; any disruption or inability to achieve expected capacity levels in any of its manufacturing or assembly facilities, including at its external manufacturing facility; any failure to enforce any of Aspen’s patents; the general economic conditions and cyclical demands in the markets that Aspen serves; and the other risk factors discussed under the heading “Risk Factors” in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2025 to be filed with the Securities and Exchange Commission (“SEC”) in February 2026, as well as any updates to those risk factors filed from time to time in Aspen’s subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release. Aspen does not intend to update this information unless required by law.

Investor Relations Contacts
Neal Baranosky
Phone: (508) 691-1111 x 8
nbaranosky@aerogel.com

Georg Venturatos / Patrick Hall
Gateway Group
Phone: (949) 574-3860
ASPN@gateway-grp.com

ASPEN AEROGELS, INC. Condensed Consolidated Balance Sheets (Unaudited and in thousands)

	December 31,	December 31,
	2025	2024
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$156,857	$220,882
Restricted cash	1,713	394
Accounts receivable, net	35,270	109,104
Inventories	38,249	47,551
Prepaid expenses and other current assets	9,964	31,517
Total current assets	242,053	409,448
Property, plant and equipment, net	98,400	459,276
Assets held for sale	32,712	—
Operating lease right-of-use assets	18,014	20,854
Finance lease right-of-use assets	6,131	—
Other long-term assets	9,369	5,566
Total assets	$406,679	$895,144
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,243	$44,361
Accrued expenses	12,952	36,495
Deferred revenue	1,259	2,199
Finance obligation for sale and leaseback transactions	4,443	4,028
Operating lease liabilities	3,245	3,279
Finance lease liabilities	1,768	—
Long term debt - current portion	25,115	19,750
Total current liabilities	62,025	110,112
Revolving line of credit	14,346	42,131
Long term debt	65,455	94,961
Finance obligation for sale and leaseback transactions long-term	4,953	10,087
Operating lease liabilities long-term	21,138	23,148
Finance lease liabilities long-term	3,244	—
Total liabilities	171,161	280,439
Stockholders’ equity:
Total stockholders’ equity	235,518	614,705
Total liabilities and stockholders’ equity	$406,679	$895,144

ASPEN AEROGELS, INC. Consolidated Statements of Operations (Unaudited and in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(In thousands, except share and per share data)
Revenue	$41,339	$123,088	$271,103	$452,699
Cost of revenue	64,268	75,955	225,105	269,802
Gross profit (loss)	(22,929)	47,133	45,998	182,897
Operating expenses:
Research and development	2,795	4,405	13,416	18,050
Sales and marketing	6,315	8,547	28,200	35,677
General and administrative	15,372	18,660	55,774	71,125
Restructuring and demobilization costs	1,214	—	17,510	—
Loss on disposal of property, plant and equipment	18,162	—	18,162	—
Impairment of property, plant and equipment	3,597	808	291,164	3,510
Total operating expenses	47,455	32,420	424,226	128,362
Income (loss) from operations	(70,384)	14,713	(378,228)	54,535
Other income (expense)
Interest expense, convertible note - related party	—	—	—	(7,550)
Interest income (expense), net	(2,701)	(3,526)	(10,716)	(4,409)
Loss on extinguishment of debt	—	—	—	(27,487)
Other income	75	—	1,786	—
Total other expense	(2,626)	(3,526)	(8,930)	(39,446)
Income (loss) before income tax expense	(73,010)	11,187	(387,158)	15,089
Income tax expense	97	175	(2,394)	(1,714)
Net income (loss)	$(72,913)	$11,362	$(389,552)	$13,375
Net income (loss) per share:
Basic	$(0.88)	$0.14	$(4.73)	$0.17
Diluted	$(0.88)	$0.14	$(4.73)	$0.17
Weighted-average common shares outstanding:
Basic	82,662,189	80,909,486	82,328,484	77,535,121
Diluted	82,662,189	82,998,580	82,328,484	80,306,690

Analysis of Cash Flow

The following table summarizes our cash flows for the periods indicated.

	Year Ended
	December 31,
	2025	2024
	(In thousands)
Net cash provided by (used in):
Operating activities	$32,872	$45,549
Investing activities	(37,449)	(86,262)
Financing activities	(58,129)	122,018
Net decrease in cash	(62,706)	81,305
Cash, cash equivalents and restricted cash at beginning of period	221,276	139,971
Cash, cash equivalents and restricted cash at end of period	$158,570	$221,276

	Three Months Ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
	(In thousands)
Net cash provided by (used in):
Operating activities	$5,632	$(3,930)	$15,035	$16,135
Investing activities	(12,998)	(12,885)	(9,102)	(2,464)
Financing activities	(21,477)	(7,586)	(21,533)	(7,533)
Net (decrease) increase in cash	(28,843)	(24,401)	(15,600)	6,138
Cash, cash equivalents and restricted cash at beginning of period	221,276	192,433	168,032	152,432
Cash, cash equivalents and restricted cash at end of period	$192,433	$168,032	$152,432	$158,570

Reconciliation of Non-GAAP Financial Measures

The following tables present a reconciliation of the non-GAAP financial measures included in this press release to the most directly comparable GAAP measures:

Reconciliation of Adjusted EBITDA to Net income (loss)

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time and which we do not believe are indicative of our core operating performance.

For the three and twelve months ended December 31, 2025 and 2024:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(In thousands)
Net income (loss)	$(72,913)	$11,362	$(389,552)	$13,375
Depreciation and amortization	28,175	5,433	45,157	22,526
Stock-based compensation	1,247	2,548	9,173	12,855
Other (income) expense	2,626	3,526	8,930	11,959
Loss on extinguishment of debt	-	-	-	27,487
Income tax expense	(97)	(175)	2,394	1,714
Restructuring and demobilization costs	1,214	-	17,510	-
Loss on disposal of property, plant and equipment	18,162	-	18,162	-
Impairment of property, plant and equipment	3,597	-	291,164	-
Adjusted EBITDA	$(17,989)	$22,694	$2,938	$89,916

Other Information

The following tables reconcile net income (loss) and net income (loss) per share to adjusted net income (loss) and adjusted net income (loss) per share for the three and twelve months ended December 31, 2025 and 2024:

	Three Months Ended
	December 31, 2025		December 31, 2024
	Amount	Per Share	Amount	Per Share
	(In thousands)		(In thousands)
Net income (loss)	$(72,913)	$(0.88)	$11,362	$0.14
Restructuring and demobilization costs	1,214	0.01	—	-
Loss on disposal of property, plant and equipment	18,162	0.22	—	-
Impairment of property, plant and equipment	3,597	0.04	—	-
Reassessed capacity - accelerated depreciation	22,216	0.27	—	-
Adjusted Net Income (Loss)	$(27,724)	$(0.34)	$11,362	$0.14

	Twelve Months Ended
	December 31, 2025		December 31, 2024
	Amount	Per Share	Amount	Per Share
	(In thousands)		(In thousands)
Net income (loss)	$(389,552)	$(4.73)	$13,375	$0.17
Restructuring and demobilization costs	17,510	0.21	—	-
Loss on disposal of property, plant and equipment	18,162	0.22	—	-
Impairment of property, plant and equipment	291,164	3.54	—	-
Reassessed capacity - accelerated depreciation	22,216	0.27	—	-
Adjusted Net Income (Loss)	$(40,500)	$(0.49)	$13,375	$0.17

Financial Outlook for the three months ending March 31, 2026:

	Three Months Ending
	March 31, 2026
	Low	High
	(In thousands)
Net loss	$(23,000)	$(20,000)
Depreciation and amortization	5,000	5,000
Stock-based compensation	2,500	2,500
Other expense, net	2,500	2,500
Adjusted EBITDA	$(13,000)	$(10,000)